Exhibit 10.7

Execution Version

SHARE PURCHASE AGREEMENT

UTi Worldwide Inc.

100 Oceangate, Suite 1500

Long Beach, CA 90802

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1. This Share Purchase Agreement (the “Agreement”) is made as of February 26, 2014, between UTi Worldwide Inc., a BVI Business Company with registered number 141257 (the “Company”), and the Investor.

2. The Company is proposing to issue and sell to the Investor (the “Offering”) shares of the Company’s class A convertible preference shares, series A, with a liquidation preference of $1,000.00 per share plus accrued and unpaid dividends designated as “7.00% Convertible Preference Shares” (the “Shares”), having the terms set forth in the Amended and Restated Memorandum of Association in the form attached hereto as Annex B (the “Amended and Restated Memorandum”) at a purchase price of $1,000.00 per Share. The Shares are being offered to persons who are accredited investors pursuant to a private placement exemption from registration under the Securities Act.

3. [Reserved]

4. The Company and the Investor agree that, upon the terms and subject to the conditions set forth herein, the Investor will purchase from the Company and the Company will issue and sell to the Investor, the number of Shares set forth below for the aggregate purchase price set forth below, pursuant to and subject to the Terms and Conditions for Purchase of Shares attached hereto as Annex A and incorporated herein by reference as if fully set forth herein. Unless otherwise requested by the Investor and agreed to by the Company, the Shares purchased by the Investor will be delivered in certificated form, registered in the Investor’s name and address as set forth below and will be released by the Company to the Investor at the Closing (as defined in the Terms and Conditions for Purchase of Shares).

5. In connection and simultaneously with the closing of the Offering contemplated by this Agreement, (i) each of the Company and the Investor (or its affiliates) are entering into a registration rights agreement in the form attached hereto as Appendix I (the “Registration Rights Agreement”) and a letter agreement regarding corporate governance dated of even date herewith and in the form attached hereto as Appendix II (the “Letter Agreement” and, together with the Registration Rights Agreement, the “Ancillary Agreements”) and (ii) the Company is seeking to issue $350,000,000 principal amount of convertible senior notes due 2019 in a private offering (the “Notes Offering”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), with the initial purchasers having an option to purchase up to an additional $50,000,000 of aggregate principal amount of notes.

[Signature Page to Follow]

Number of Shares the Investor Agrees to Purchase: 175,000

Aggregate Purchase Price of such Shares: $175,000,000

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:		Name of Investor: P2 Capital Master Fund X, L.P.

UTI WORLDWIDE INC. a British Virgin Islands corporation		By:	P2 Capital Partners, LLC, as Investment Manager

By:	/s/ Lance E. D’Amico	By:	/s/ Claus Moller
Name:	Lance E. D’Amico	Name:	Claus Moller
Title:	Senior Vice President and Chief Legal Officer	Title:	Managing Member

Address:	c/o P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022

Tax ID No.:	46-4862589
Contact Name: Joshua D. Paulson Telephone: (212) 508-5557 Email Address: jpaulson@p2capital.com

[Signature Page to Share Purchase Agreement]

2

ANNEX A TO THE SHARE PURCHASE AGREEMENT

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1. Authorization and Sale of Shares. The Company is proposing to sell up to 175,000 Shares. The Company reserves the right to increase or decrease this amount.

2. Agreement to Sell and Purchase the Shares; Placement Agents.

2.1.	Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined in Section 3), the Company will sell to the Investor, and the Investor will purchase from the Company, the number of Shares set forth on such Investor’s signature page hereto (the “Accepted Shares”) at the aggregate purchase price set forth on such signature page; provided that, if the Company sells and the Investor buys an amount of Shares less than the amount set forth on the signature page hereto, the aggregate purchase price of such Shares will be reduced proportionately.

2.2.	The Investor acknowledges that the Company intends to pay Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. (the “Placement Agents”) a fee in respect of the sale of Shares to the Investor.

3. Closings and Delivery of Shares and Funds.

3.1.	The completion of the purchase and sale of the Shares (the “Closing”) shall occur on or about March 4, 2014 (the “Closing Date”), at the offices of the Company’s counsel. At the Closing, (a) the Company shall deliver to the Investor (i) a copy of the Company’s register of shareholders updated to show the Investor as the registered holder of the Accepted Shares free and clear of any Liens (as defined below) issued by the registered agent and dated as of the British Virgin Islands business day immediately preceding the Closing Date and (ii) share certificates in respect of the Accepted Shares under the name of the Investor or such other name specified on the Investor’s signature page to the Agreement, (b) the aggregate purchase price for the Accepted Shares shall be delivered by or on behalf of the Investor to the Company and (c) each of the Company and the Investor shall deliver to the other party each duly executed Ancillary Agreement and all other documents, instruments and writings required to be delivered by such party pursuant to the Agreement or otherwise required in connection herewith.

3.2.	On the Closing Date, (i) payment by the Investor for the Accepted Shares shall be made by wire transfer of immediately available funds to an account designated by the Company and (ii) the Company, upon receipt of such payment, shall deliver in certificated form to the Investor the Accepted Shares under the name of the Investor or such other name specified on the Investor’s signature page to the Agreement.

3.3.

The Company’s obligation to issue and sell Accepted Shares to any Investor shall be subject to the following condition which may be waived by the Company: the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled. The Investor’s obligation to purchase the Accepted Shares shall be subject to the following conditions: (a) that the Placement

ANNEX A-1

Agents shall not have terminated the Placement Agent Agreement dated February 26, 2014, between the Company and the Placement Agents (the “Placement Agent Agreement”), pursuant to the terms thereof; (b) the consummation of the Notes Offering, (c) the accuracy of the representations and warranties made by the Company as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent made only as of a specified date in which case as of such specified date) and the fulfillment of those undertakings of the Company to be fulfilled on or prior to the Closing; and (d) the Company shall have adopted and registered the Amended and Restated Memorandum with the Registry of Corporate Affairs of the British Virgin Islands, and such Amended and Restated Memorandum shall be in full force and effect.

4. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Investor, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such specified date), that:

4.1.	The Company has full right, power, authority and capacity to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements. This Agreement has been, and at Closing the Ancillary Agreements will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investor, this Agreement constitutes, and (as of the Closing) each of the Ancillary Agreements will constitute, a valid, binding and enforceable obligation of the Company except as the enforceability of the Agreement or the Ancillary Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, other similar laws relating to or affecting the rights of creditors generally.

4.2.	The Company agrees to update its register of members or to procure that its register of members is updated, to record all the share issuances and transfer contemplated by this Agreement.

4.3.	The Company has the requisite corporate power and authority to issue and sell the Shares and the Ordinary Shares to be issued upon conversion of the Shares. The Accepted Shares and the Ordinary Shares to be issued upon conversion of the Accepted Shares have been duly authorized by all necessary corporate action. The Accepted Shares will, upon issuance and payment therefor pursuant to the terms hereof (and upon conversion of any Shares into Ordinary Shares pursuant to the Amended and Restated Memorandum, the Ordinary Shares issued upon such conversion will), be duly authorized, validly issued and fully-paid and non-assessable, and will not be subject to preemptive rights of any other shareholder of the Company, and will effectively vest in the Investor good title to all such Shares or Ordinary Shares, free and clear of any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract liens (“Liens”), other than restrictions arising under or imposed by any applicable securities laws as described in the legend set forth in Section 5.1 or otherwise set forth in the Ancillary Agreements.

4.4.

The authorized capital stock of the Company consists of 500,000,000 ordinary shares, (the “Ordinary Shares”), 50,000,000 Class A Preference Shares, and 50,000,000 Class B Preference Shares (and together with the Class A Preference Shares, the

ANNEX A-2

“Preferred Shares”), each with no par value. As of the close of business on October 31, 2013 (the “Capitalization Date”), there were 104,756,131 Ordinary Shares outstanding and zero Preferred Shares outstanding. As of the close of business on the Capitalization Date, (i) 1,929,972 Ordinary Shares were reserved for issuance upon the exercise or payment of share options outstanding on such date (“Company Stock Options”) and 2,499,905 Ordinary Shares were reserved for issuance upon the exercise or payment of stock units (including restricted shares and restricted share units) or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”) and (ii) no Ordinary Shares were held by the Company in its treasury. All of the issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. From the Capitalization Date through the Closing Date, no other Ordinary Shares or Preferred Shares have been issued or will be issued, other than Ordinary Shares issued in respect of the exercise of Company Stock Options or Company Stock Awards. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

4.5.	The entry into and performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not result in a violation of the Amended and Restated Memorandum or the Articles of Association of the Company.

4.6.	Assuming the accuracy of Investor’s representations in Section 5.1(1), the offer and sale of the Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Shares and neither the Company nor, to the knowledge of the Company, any person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Shares under this Agreement to be integrated with other offerings.

4.7.	The Company is classified as a corporation for US federal income tax purposes.

5. Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to, and covenants with, the Company and the Placement Agents, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such specified date), that:

5.1.

(1) The Investor is (a) an “accredited investor” as such term is defined in rule 501 of Regulation D promulgated under the Securities Act, (b) aware that the sale of the Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act, (c) acquiring the Shares for its own account or for the account over

ANNEX A-3

which it exercises sole investment discretion of a Qualified Institutional Buyer, or QIB, as defined in Rule 144 promulgated under the Securities Act (or an institutional accredited investor) and not with a view to distribution and (d) aware that hedging transactions involving the Company’s securities may not be conducted unless in compliance with the Securities Act.

(2) The Investor understands and agrees on behalf of itself and on behalf of any investor account for which it is purchasing Shares that the Shares and the Ordinary Shares issuable upon conversion of the Shares shall not be transferred unless in accordance with the Letter Agreement, that the Shares and the Ordinary Shares issuable upon conversion of the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the issuance of the Shares and the Ordinary Shares issuable upon conversion of the Shares have not been and will not be as of the Closing registered under the Securities Act or any other applicable securities laws and that (a) if it decides to offer, resell, pledge or otherwise transfer any of the Shares or the Ordinary Shares issuable upon conversion of the Shares, such Shares and Ordinary Shares may be offered, resold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) pursuant to an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 under the Securities Act (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company, or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and that (b) the Investor shall notify any subsequent purchaser or potential subsequent purchaser of the Shares and the Ordinary Shares issuable upon conversion of the Shares from it of all transfer restrictions and other matters referred to above in this Section 5.1(2) and will provide the Company and its transfer agent such certificates and other information as they may reasonably require to confirm that any transfer by such Investor of any Shares and the Ordinary Shares issuable upon conversion of the Shares complies with the foregoing restrictions, if applicable. So long as the shares are in uncertificated form and registered directly on the share registry, the transfer agent will not permit transfers of such shares except in compliance with such restrictions.

(3) The Investor understands that the Shares will bear a legend in the form specified in the Amended and Restated Memorandum. The Investor understands that the Ordinary Shares issuable upon conversion of the Shares, unless sold in compliance with Rule 144 under the Securities Act or pursuant to the registration statement to be filed pursuant to the Registration Rights Agreement, will, if issued in certificated form, bear a legend substantially to the following effect:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

ANNEX A-4

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO THIS CLAUSE (II) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT AND/OR ITS TRANSFER AGENT THAT ANY SUCH EXEMPTION IS AVAILABLE TO THE HOLDER, (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

(4) The Investor:

(a) is able to fend for itself in the transactions contemplated by this Agreement;

(b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares;

(c) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; and

(d) acknowledges that it is not acquiring the Shares as a result of any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine, on a web site or in or on any similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

ANNEX A-5

(5) The Investor acknowledges that (a) it has conducted its own investigation of the Company and the Shares and, in conducting its investigation, it has not relied on the Placement Agents or on any statements or other information provided by the Placement Agents concerning the Company or the terms of this offering, (b) it has had access to the Company’s filings made pursuant to the Exchange Act (the “Exchange Act Filings”) and such financial and other information as it has deemed necessary to make its decision to purchase the Shares, (c) has been offered the opportunity to ask questions of the Company and its auditors and received answers thereto, as it has deemed necessary in connection with its decision to purchase the Shares, and (d) it will not hold the Placement Agents responsible for any statements in or omissions from any publicly available information, including the Company’s Exchange Act Filings.

(6) The Investor understands that the Company, the Placement Agents and others will rely upon the truth and accuracy of the representations, acknowledgements and agreements contained herein and agrees that if any of the representations and acknowledgements deemed to have been made by it by its purchase of the Shares is no longer accurate, the Investor shall promptly notify the Company and the Placement Agents. If the Investor is acquiring Shares as a fiduciary or agent for one or more QIB investor accounts, it represents that it has sole investment discretion with respect to each such account, and it has full power to make the foregoing representations, acknowledgements and agreements on behalf of such account.

5.2.	The Investor acknowledges that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have no responsibility for making any independent investigation of the information provided as part of the due diligence process and make no representation or warranty to the Investor, express or implied, with respect to the Company or the Shares or the accuracy, completeness or adequacy of the information provided or any publicly available information, nor shall any of the foregoing persons be liable for any loss or damages of any kind resulting from the use of the information contained therein or otherwise supplied to the Investor.

5.3.	The Investor acknowledges that no action has been or will be as of the Closing taken in any jurisdiction by the Company or the Placement Agents that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares (including any filing of a registration statement), in any jurisdiction where action for that purpose is required. The Investor will comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense. Neither the Investor nor any other person acting on its behalf will, directly or indirectly, offer or sell any securities of the same or similar classes as the Shares, or take any other action, so as to cause the offer and sale of the Shares to fail to be entitled to an exemption from the registration requirements of the Securities Act.

5.4.

The Investor has full right, power, authority and capacity to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements. This Agreement has been, and at Closing, the Ancillary Agreements will be, duly and validly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the Investor, this Agreement constitutes, and (as of the Closing) each of the Ancillary

ANNEX A-6

Agreements will constitute, a valid, binding, and enforceable obligation of the Investor, except as the enforceability of the Agreement or the Ancillary Agreements may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, other similar laws relating to or affecting the rights of creditors generally.

5.5.	The entry into and performance of this Agreement and the Ancillary Agreements by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor, (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in the violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

5.6.	The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares and has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

5.7.	The Investor represents and warrants that it has all consents, approvals, orders, authorizations, filings in relation to any governmental entity necessary to purchase the Accepted Shares in accordance with the terms of this Agreement.

5.8.	The Investor covenants to hold confidential, and not disclose to any third party, the Placement Agent Agreement or any written or oral advice rendered by either Placement Agent in connection with the Placement Agent Agreement or the Offering without the prior written consent of the Placement Agents and the Company, except that the Investor may disclose such information (i) to its financial advisors, tax advisors, accountants, attorneys, agents and other representatives, provided that such persons agree to hold confidential such information substantially in accordance with the terms of this Section 5.8 or (ii) as may be required pursuant to a subpoena, order of request issued by a court of competent jurisdiction or by a judicial, administrative, legislative or regulatory body (provided that the Investor shall promptly notify the Company and the Placement Agents of any such disclosure). The Investor further agrees that none of the Investor and its financial advisors, tax advisors, accountants, attorneys, agents or other representatives shall be entitled to rely on any such advice provided by either Placement Agent.

6. Reasonable Best Efforts to Close. From the date hereof and through the Closing, the Company and the Investor will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end, including in relation to the satisfaction of the conditions to Closing set forth in Section 3.3.

ANNEX A-7

7. NASDAQ Listing. The Company shall cause, by the time conversion of Accepted Shares into ordinary shares is permitted under the terms attached to the Accepted Shares, any such ordinary shares that is subject to such conversion to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

8. Certain Tax Matters. For so long as the Investor owns the Shares, the Company shall determine annually its earnings and profits for US federal income tax purposes and timely report on Form 1099 the amount of dividend income, if any, annually recognized by the Investor with respect to the Shares.

9. Survival of Representations and Covenants. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor until 18 months after the date hereof; provided that the representations and warranties made pursuant to Sections 4.3 and 4.5 above shall survive until 2 years after the date hereof. All covenants, agreements, representations and warranties made by the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor for so long as any Accepted Share remains outstanding.

10. Notices. All notices, requests, consents and other communications hereunder shall be in writing (including e-mail, fax or similar writing) and shall be delivered (A) if within the domestic United States, by first-class registered or certified mail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) otherwise by International Federal Express, e-mail or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows and (v) if given by e-mail, when such e-mail is sent to the e-mail address specified in this Section 10, and a delivery failure is not received:

(a) if to the Company, to:

UTi Worldwide Inc.

100 Oceangate, Suite 1500

Long Beach, CA 90802

Attention: Lance E. D’Amico

Facsimile: 562-552-9423

E-email: ldamico@go2uti.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention: LizabethAnn Eisen

Facsimile: 212-474-3700

E-mail: lizann.eisen@cravath.com

ANNEX A-8

(b) if to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Andrew L. Bab

Facsimile: 212-909-6836

E-email: albab@debevoise.com

11. Changes. Except as contemplated herein, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor; provided that if such modification or amendment could affect the rights of the Placement Agents under this Agreement, such instrument shall not be effective unless also signed by the Placement Agents.

12. Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.

13. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14. Applicable Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

ANNEX A-9

16. Third Party Beneficiary. The Investor acknowledges that each Placement Agent is a third party beneficiary entitled to rely on this Agreement and receive the benefits of the representations, warranties and covenants made by, and the responsibilities of, the Investor under this Agreement.

17. Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided that, the Company shall, upon the Closing, reimburse the Investor for its reasonable costs and expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and the Ancillary Agreements and undertaking of the transactions contemplated pursuant to this Agreement (including fees and expenses of Debevoise & Plimpton LLP and Walkers in connection with the transactions contemplated pursuant to this Agreement), including any such costs and expenses incurred after the Closing, provided that the maximum amount of such costs and expenses reimbursed at Closing and thereafter shall not exceed $250,000 in the aggregate.

ANNEX A-10

ANNEX B TO THE SHARE PURCHASE AGREEMENT

Amended and Restated Memorandum of Association

(See Amended and Restated Memorandum of Association filed as Exhibit 3.1 to UTi Worldwide Inc.’s Current Report on Form 8-K dated March 3, 2014.)

Appendix I

Form of Amended and Restated Registration Rights Agreement

(See attached)

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, effective as of March [4]1, 2014 (this “Agreement”), is entered into by and among UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with registered number 141257 (the “Company”), and other persons and entities signatory hereto (each, a “Holder” and together, the “Holders”), and, upon effectiveness, amends, restates and supersedes in its entirety the registration rights agreement dated as of June 6, 2013, by and among the Company, P2 Capital Master Fund I, L.P., P2 Capital Master Fund V, L.P., P2 Capital Master Fund VI, L.P. and P2 Capital Master Fund VIII, LLC.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the meanings ascribed to them below:

“Agreement” means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

“Board” has the meaning set forth in Section 2.06.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering either the Securities Act or the Exchange Act.

“Company” has the meaning set forth in the preamble to this Agreement.

“Covered Person” has the meaning set forth in Section 3.01.

“Damages” has the meaning set forth in Section 3.01.

“Demand Notice” has the meaning set forth in Section 2.01(a).

[1]	To be the Closing Date of the Share Purchase Agreement.

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holder” and “Holders” has the meaning set forth in the preamble to this Agreement, and shall include any Permitted Transferee that becomes a Holder pursuant to Section 4.04.

“Holders’ Counsel” has the meaning set forth in Section 2.03.

“Indemnified Party” has the meaning set forth in Section 3.03.

“Indemnifying Party” has the meaning set forth in Section 3.03.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Letter Agreement” means the Amended and Restated Letter Agreement dated as of February 26, 2014, by and between the Company and P2 Capital.

“Marketed Offering” means a registered underwritten offering of Registrable Securities that is consummated, withdrawn or abandoned by the applicable Holders following formal participation by the Company’s management in a customary “road show” (including an “electronic or “net” road show”) or other similar marketing effort by the Company.

“Ordinary Shares” means the Company’s ordinary shares of no par value (and any other securities into which or for which the Ordinary Shares may be converted or exchanged pursuant to a dividend, stock split, plan of recapitalization, reorganization, merger, sale of assets or otherwise).

“P2 Capital” means P2 Capital Partners, LLC, a Delaware limited liability company.

“Participating Holders” means Holders participating in the registration relating to the Registrable Securities.

“Permitted Transferee” has the meaning set forth in Section 4.04.

“Person” means any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, university, group, joint-stock company or other entity.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Preferred Shares” means the Company’s Class A 7.00% Convertible Preference Shares, Series A, no par value, sold by the Company pursuant to the Share Purchase Agreement dated as of February 26, 2014, by and between the Company and P2 Master Fund X, L.P.

“register”, “registered” and “registration” mean any registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such Registration Statement, or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement.

“Registrable Securities” means, subject to the last sentence of this definition, the Ordinary Shares (x) beneficially owned by any of the Holders prior to the date of this Agreement and (y) acquired by any Holder by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets, conversion of the Preferred Shares or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) they have been sold under Rule 144 (or any similar provision then in force) under the Securities Act, (iii) they have been sold or otherwise transferred to any Person other than to a Holder or Permitted Transferee in accordance with the Letter Agreement, (iv) they shall have ceased to be outstanding or (v) no manager, member, partner, officer, director or employee of the Holder(s) or P2 Capital is a member of the Board.

“Registration Expenses” has the meaning set forth in Section 2.03.

“Registration Request” has the meaning set forth in Section 2.01(a).

“Registration Statement” means any registration statement of the Company on an appropriate registration form under the Securities Act that covers any of the Registrable Securities, including the prospectus, amendments and supplements thereto, and all exhibits and material incorporated by reference therein.

“Request Date” means the date of the applicable Demand Notice.

“Requesting Holder” has the meaning set forth in Section 2.01(a).

“Scheduled Black-out Period” means, for each fiscal quarter of the Company, the period commencing on (and including) the 15th calendar day before the end of the quarter and ending on (and including) the third Business Day after the date of release for publication of the Company’s results for such fiscal quarter (or, in the case of the fourth quarter, the results for the fiscal year then ended).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Effectiveness Period” has the meaning set forth in Section 2.01(b).

“Shelf Registration Statement” means a Registration Statement on Form S-3 (or any successor or similar form) or any other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Securities.

“Suspension Notice” has the meaning set forth in Section 2.06.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing Underwriter(s) of such registration, in the light of marketing factors (including an adverse effect on the per share offering price), be limited.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Demand For Registration; Shelf Registration.

(a) Requests for Registration. Subject to the blackout provisions contained in Section 2.06 and the limitations set forth in this Section 2.01, following 6 months after the Closing (as defined in the Letter Agreement) (subject to Section 2(f) of the Letter Agreement), a Holder or group of Holders (such Holder or group of Holders, the “Requesting Holder(s)”) shall have the right to require the Company to effect a registration under the Securities Act with respect to Registrable Securities beneficially owned by such Requesting Holder(s) (a “Registration Request”) by delivering a written request therefor (a “Demand Notice”) to the Company. Any registration requested by a Holder or Holders pursuant to this Section 2.01(a) is referred to in this Agreement as a “Demand Registration”. The Company, at its sole option, may elect to respond to any Registration Request by utilizing an existing Registration Statement for the purpose of registering any Registrable Securities covered by a Demand Registration. To the extent that the Company has previously effected the registration of Registrable Securities pursuant to a Demand Registration other than in connection with a Marketed Offering, a Holder or Holders with Registrable Securities previously included in such Demand Registration may request that such Registrable Securities be offered and sold in one or more Marketed Offerings to the extent that such Registrable Securities are still owned by such Holder or Holders.

(b) Shelf Registration. The registration of the Registrable Securities pursuant to such Demand Registration shall be in the form of a Shelf Registration Statement only. Upon receipt of such Demand Registration, the Company shall use commercially reasonable efforts to, as soon as practicable, file with the Commission and cause to make available an effective (unless it becomes effective automatically upon filing) Shelf Registration Statement on an appropriate form under the Securities Act relating to the offer and sale of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act; provided, however, that unless a Holder requests to have registered all of its Registrable Securities, a Demand Notice for a Marketed Offering may only be made if the sale of the Registrable Securities requested to be registered by such Holder is reasonably expected to result in aggregate gross cash proceeds in excess of $50.0 million (without regard to any underwriting discount or commission). After receipt of a Registration Request, the Company agrees to use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until all Ordinary Shares held by the Holders cease to be Registrable Securities (the “Shelf Effectiveness Period”).

In connection with the provisions of this Section 2.01, the Holders collectively shall have (i) 3 Demand Notices in connection with Marketed Offerings, which they are permitted to deliver (or cause to be delivered) to the Company hereunder; provided, however, that in connection therewith the Company shall cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”) and (ii) 2 additional Demand Notices (other than in connection with a Marketed Offering), which they are permitted to deliver (or cause to be delivered) to the Company hereunder; provided, however, that (x) in connection with any Demand Notice submitted pursuant to the preceding clause (ii), the Company shall not be obligated to cause its officers to support the marketing of the Registrable Securities covered by the Registration Statement and such officers will not be obligated to participate in any “road shows,” and (y) the Holders may not make more than 2 Demand Registration requests in any 365-day period.

(c) Priority on Demand Registration. If a Demand Registration involves an underwritten registration, and the managing Underwriter(s) shall give written advice to the Company and the Participating Holders of an Underwriters’ Maximum Number, then there shall be included in such underwritten registration the number of Registrable Securities equal to such Underwriters’ Maximum Number and the securities will be included in the following order of priority: (i) pro rata to Participating Holders on the basis of the number of securities requested to be included therein by each Participating Holder, and (ii) securities proposed to be included in such Demand Registration by the Company for its own account.

(d) Selection of Underwriter(s) in Demand Registration. A Demand Registration shall be underwritten if requested by the Holders holding the majority of Registrable Securities included in such Demand Registration, and the Underwriter(s) for such Demand Registration shall be selected by the Company, subject to the approval of the Requesting Holder(s) which shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Underwriter selected by the Company shall be a nationally recognized investment bank.

Section 2.02 Piggyback Registration.

(a) Notice of Piggyback Registration. If the Company proposes to register the offer and sale of any of its equity securities under the Securities Act either for the Company’s own account or for the account of any of its shareholders (other than for Holder(s) pursuant to Section 2.01 or pursuant to registrations on Form S-4 or any successor form, on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan, an offering of securities solely to then-existing shareholders of the Company, a dividend reinvestment plan, an exchange offer or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Company will give written notice to all Holders of such proposal not later than the tenth (10th) day prior to the anticipated filing date of such Piggyback Registration. Notwithstanding the foregoing, (i) at any time that the Company has an effective Registration Statement, the notice period required by the preceding sentence shall be four (4) days and (ii) if the Company determines in its discretion that it is inadvisable to include any Holders’ Registrable Securities in the Piggyback Registration after advice from a nationally recognized investment bank that the Underwriters’ Maximum Number would not be of sufficient size to include any Registrable Securities, then no such notice under this Section 2.02(a) shall be required.

(b) Piggyback Rights. Subject to the provisions contained in this Section 2.02, the Company will be obligated and required to use commercially reasonable efforts to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company (i) in the case of a notice delivered ten (10) days prior to the anticipated filing date of such Piggyback Registration, no later than ten (10) days following delivery of the notice from the Company specified in Section 2.02(a) and (ii) in the case of a notice delivered four (4) days prior to the anticipated filing date of such Piggyback Registration, no later than three (3) days following delivery of the notice from the Company specified in Section 2.02(a).

(c) Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration, and the managing Underwriter(s) shall give written advice to the Company of an Underwriters’ Maximum Number, then securities will be included in the following order of priority: (i) equity securities proposed to be included in such Piggyback Registration by the Company for its own account, or on the account of such holder or holders for whom or for which the registration was originally being effected pursuant to demand or other registration rights, as applicable, and (ii) if the Underwriters’ Maximum Number exceeds the number of securities proposed to be included pursuant to clause (i), then such excess, up to the Underwriters’ Maximum Number, shall be allocated pro rata to Participating Holders and any holders of other piggyback registration rights on the basis of the number of securities requested to be included therein by each such Person.

(d) Selection of Underwriter(s) in Piggyback Registration. If the Piggyback Registration is proposed to be underwritten, the Company will so advise the Holders in the notice referred to in Section 2.02(a). In such event, the right of any Holder to registration pursuant to this Section 2.02 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting. The Company, or the holder or holders for whom or for which such registration was originally being effected pursuant to demand or other registration rights, as applicable, shall have the sole right to select the managing Underwriter(s) in any such underwritten Piggyback Registration.

Section 2.03 Registration Expenses. In connection with registrations pursuant to Section 2.01 or 2.02 hereof, the Company shall pay the following registration costs and expenses incurred in connection with the registration thereunder (the “Registration Expenses”): (i) registration and filing fees and expenses, including, without limitation, those related to filings with the Commission, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) reasonable processing, duplicating and printing expenses, including, without limitation, expenses of printing any prospectuses or issuer free writing prospectuses reasonably requested by any Participating Holder, (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (v) fees and expenses, if any, incurred in connection with listing the Registrable Securities for trading on a national securities exchange, including, without limitation, fees and expenses of The Nasdaq Global Select Market, (vi) fees and expenses, if any, incurred with respect to any filing with FINRA, (vii) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company, and (viii) fees and expenses of any special experts retained by the Company in connection with such registration. Each Participating Holder shall be responsible for any underwriting fees, discounts or commissions as well as the fees and expenses and disbursements of counsel for such Participating Holder (“Holders’ Counsel”) attributable to the sale of Registrable Securities pursuant to a Registration Statement.

Section 2.04 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Participating Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration (in each case, to the extent applicable):

(a) The Company shall provide the Participating Holders and their counsel with a reasonable opportunity to review, and comment on, the Registration Statement with respect to Registrable Securities as provided hereunder prior to the filing thereof with the Commission, and the Company shall consider and respond to all such comments in good faith. The Company shall prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective (unless it becomes effective automatically upon filing), or prepare and file with the Commission a prospectus supplement with respect to such Registrable Securities pursuant to an effective Registration Statement.

(b) The Company will prepare and file with the Commission such amendments and supplements to the Registration Statement, prospectus, prospectus supplement or any issuer free writing prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act applicable to it with respect to the disposition of Registrable Securities covered thereby for the Shelf Effectiveness Period.

(c) Prior to filing a Registration Statement, a prospectus or any issuer free writing prospectus or any amendment or supplement to such Registration Statement, prospectus or issuer free writing prospectus, the Company will make available to each Participating Holder and to Holders’ Counsel copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment or supplement as proposed to be filed, together with any exhibits thereto, and thereafter, furnish to such Participating Holders and Holders’ Counsel such number of copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Participating Holder or Holders’ Counsel may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement.

(d) The Company will promptly notify each Participating Holder of any stop order issued or threatened by the Commission and use commercially reasonable efforts to prevent the issuance of such stop order or, if issued, to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder reasonably requests and do any and all other lawful acts and things which may be necessary or advisable to enable the Participating Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective while the Registration Statement is effective; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Participating Holder and Holders’ Counsel promptly and confirm such notice in writing, (i) when any prospectus, prospectus supplement, post-effective amendment or issuer free writing prospectus has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, prospectus or issuer free writing prospectus for additional information to be included in any Registration Statement, prospectus or issuer free writing prospectus, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that makes any statement made in a Registration Statement or any related prospectus or issuer free writing prospectus or any document incorporated or deemed to be incorporated by reference therein untrue or that requires the making of any changes in such Registration Statement, prospectus, issuer free writing prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement, prospectus or issuer free writing prospectus (in the case of any prospectus or issuer free writing prospectus, in light of the circumstances in which they were made) not misleading; and, as promptly as practicable thereafter, prepare and file with the Commission a supplement or amendment to such Registration Statement, prospectus or issuer free writing prospectus so that such Registration Statement, prospectus or issuer free writing prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (in the case of any prospectus or issuer free writing prospectus, in light of the circumstances in which they were made) not misleading. Each Participating Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company shall use commercially reasonable efforts to ensure the obtaining of all necessary approvals from FINRA.

(h) The Company shall furnish to each Participating Holder a copy of all documents filed with and all material correspondence from or to the Commission in connection with any such offering of Registrable Securities.

(i) Other than as set forth in this Agreement, the Company shall not be required to participate in any underwritten offering by a Participating Holder nor shall the Company be required to undertake any marketing efforts or otherwise cooperate in connection with the offer and sale by a Participating Holder of Registrable Securities.

Section 2.05 Participating Holders’ Obligations. The Company may require each Participating Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including, without limitation, all such information as may be requested by the Commission. Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(f)(iv) hereof, such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus or issuer free writing prospectus contemplated by Section 2.04(f)(iv) hereof, and, if so directed by the Company, such Participating Holder will deliver to the Company all copies, other than permanent file copies then in such Participating Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Participating Holder, of the most recent prospectus or issuer free writing prospectus covering such Registrable Securities at the time of receipt of such notice.

Section 2.06 Blackout Provisions. Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the Participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (1) postpone effecting a registration under this Agreement or (2) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than 180 consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed), provided that the maximum aggregate number of days in any consecutive twelve-month period that may be subject to Suspension Notices shall be 180. The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause 2 of this Section 2.06 if (x) the Board of Directors of the Company (the “Board”) in good faith determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, (y) the Board in good faith determines that the Company or the Holders are in possession of material non-public information the disclosure of which during the period specified in such notice the Board reasonably believes would not be in the best interests of the Company or (z) during any Scheduled Black-Out Period.

Section 2.07 Underwritten Offerings. No Holder may participate in an offering and sale of Registrable Securities hereunder which is underwritten unless such Holder (i) to the extent that such Holder’s Registrable Securities have been included in an underwritten offering, agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements in place between the Company and the Underwriter(s) for such offering and sale and (ii) completes and executes, or causes to be completed and executed, as the case may be, all questionnaires, powers of attorney, indemnities (including indemnities for the benefit of the Underwriter(s) for Damages (as defined below) resulting from written information prepared and furnished for use in such offering and sale by such Holder), legal opinions, underwriting agreements and other documents required under the terms of such underwriting agreements; provided, however, that in the case of a Demand Registration (and not a Piggyback Registration), both the underwriting arrangements in subsection (i) and the documents in subsection (ii) shall be in reasonably customary form and substance.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by the Company. With respect to each registration which has been effected pursuant to Section 2.01 or Section 2.02, the Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder and each of its managers, members, partners, officers, directors, employees and agents, and each Person, if any, who controls such Participating Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any controlled Affiliate of such Participating Holder, together with the managers, members, partners, officers, directors, employees and agents of such controlling Person (each such Person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Participating Holder, and any such Covered Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (including any prospectus or issuer free writing prospectus) (or any amendment or supplement thereto), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or issuer free writing prospectus, in light of the circumstances in which they were made) not misleading, and shall reimburse such Participating Holder and each such Covered Person for any legal and other expenses reasonably incurred by such Participating Holder or Covered Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus, issuer free writing prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by any Participating Holder or Covered Person expressly for use therein.

Section 3.02 Indemnification by the Participating Holders. Each of the Participating Holders agrees, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees, agents, each underwriter and each Person, if any, who controls the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any controlled Affiliate of the Company or any of its subsidiaries, together with the managers, members, partners, officers, directors, employees and agents of such Person, to the same extent as the foregoing indemnity from the Company to the Participating Holders, but only with respect to information related to the Participating Holders or a Covered Person, or their plan of distribution, furnished in writing by the Participating Holders or any Covered Person to the Company expressly for use in any Registration Statement, prospectus or issuer free writing prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 3.02 for any amount in excess of the net proceeds of the Registrable Securities sold for the account of such Holder.

Section 3.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 3.01 or 3.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party shall relieve the Indemnifying Party from liability that it may have to an Indemnified Party otherwise than under Section 3.01 or 3.02 to the extent of any prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation; provided, however, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 3.04 Contribution. If the indemnification provided for pursuant to this Article III is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any Damages referred to herein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which result in such Damages as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any Holder hereunder be in excess of the net proceeds of the Registrable Securities sold for the account of such Holder or the amount for which such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided in this Article III.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Lock-Up. Each Holder of Registrable Securities agrees to enter into a lock-up agreement with the managing Underwriter for any underwritten offering of the Company’s securities (whether or not Registrable Securities are included in such offering), containing terms reasonably acceptable to such managing Underwriter, covering the period commencing 15 days prior to the effective date of the Registration Statement or, if applicable, the prospectus supplement, pertaining to such offering and ending on the 90th day after such effective date.

Section 4.02 Termination of Registration Rights. The rights granted under this Agreement shall terminate on the first date that no manager, member, partner, officer, director or employee of any Holder or P2 Capital is a member of the Board.

Section 4.03 Amendment and Modification. This Agreement may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the Company and each Holder; provided, however, that the addition of a Permitted Transferee as a Holder hereunder shall not constitute an amendment or modification for purposes of this Section 4.03.

Section 4.04 Assignment; Binding Effect; Entire Agreement. The rights and obligations hereunder may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, partner or stockholder of any such Holder (a “Permitted Transferee”) without the consent of the Company or the other Holders. Such assignment shall be effective upon receipt by the Company of (x) written notice from the

Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (y) a written agreement from the Permitted Transferee to be bound by all of the terms of this Agreement. Upon receipt of the documents referenced in (x) and (y) above, the Permitted Transferee shall thereafter be deemed to be a “Holder.” Except as set forth above, this Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of each of the other parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to the subject matter hereof.

Section 4.05 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 4.06 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, fax or similar writing) and shall be given to:

If to the Company:

UTi Worldwide Inc.

c/o UTi, Services, Inc.

100 Oceangate, Suite 1500

Long Beach, California 90802

Facsimile: (562) 552-9423

E-mail: ldamico@go2uti.com

Attention: Lance E. D’Amico

With copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Facsimile: (212) 474-3700

E-mail: lizann.eisen@cravath.com

Attention: LizabethAnn R. Eisen

If to the Holders:

P2 Capital Partners, LLC

590 Madison Avenue, 25th Floor

New York, New York 10022

Facsimile: (212) 508-5557

E-mail: jpaulson@p2capital.com

Attention: Josh Paulson

With copies (which shall not constitute notice) to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 909-6836

E-mail: albab@debevoise.com

Attention: Andrew L. Bab

or such other e-mail or physical address or fax number as such party may hereafter specify for the purpose of giving such notice to such party. Each such notice, request or other communication shall be deemed to have been received (a) if given by e-mail, when such e-mail is sent to the e-mail address specified pursuant to this Section 4.06, and a delivery failure is not received, (b) if given by fax, when such fax is transmitted to the fax number specified pursuant to this Section 4.06 and appropriate confirmation is received, or (c) if given by any other means, when delivered in person or by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested).

Section 4.07 Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 4.08 Counterparts. This Agreement may be executed via facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 4.09 Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance, without posting a bond, of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

Section 4.10 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising under or related to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof, except as to matters relating to the corporate governance of the Company, which matters shall be governed by and construed in accordance with the laws of the British Virgin Islands. Each of the Holders and the Company (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction and venue by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and (d) irrevocably waives the right to trial by jury.

Section 4.11 Assumption of Obligations Upon Merger. In the event that the Company consolidates with or merges into any other person and is not the surviving or resulting entity and as a result of such merger or consolidation, any Preferred Shares or Ordinary Shares have been converted into or exchanged for certain equity security of the surviving or resulting entity or its direct or indirect parent, proper provisions shall be made in the agreements governing such consolidation or merger such that the surviving or resulting entity or its direct or indirect parent, as the case may be, shall assume all of the obligations of the Company hereunder, including with respect to any Registrable Securities received by the Holders by reason of such merger or consolidation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

UTI WORLDWIDE INC.

By:
Name:	Lance D’Amico
Title:	Senior Vice President

P2 Capital Master Fund I, L.P.

By: P2 Capital Partners, LLC as Investment Manager

By:
Name:	Claus Moller
Title:	Managing Member

P2 Capital Master Fund V, L.P.

By: P2 Capital Partners, LLC as Investment Manager

By:
Name:	Claus Moller
Title:	Managing Member

P2 Capital Master Fund VI, L.P.

By: P2 Capital Partners, LLC as Investment Manager

By:
Name:	Claus Moller
Title:	Managing Member

P2 Capital Master Fund VIII, LLC

By: P2 Capital Partners, LLC
as Investment Manager

By:
Name:	Claus Moller
Title:	Managing Member

P2 Capital Master Fund X, L.P.

By: P2 Capital Partners, LLC
as Investment Manager

By:
Name:	Claus Moller
Title:	Managing Member

[Signature Page to Registration Rights Agreement]

Appendix II

Amended and Restated Letter Agreement

(See attached)

Execution Version

UTi Worldwide Inc.

9 Columbus Centre, Pelican Drive

Road Town, Tortola

British Virgin Islands

February 26, 2014

P2 Capital Partners, LLC

590 Madison Avenue, 25th Floor

New York, NY 10022

Amended and Restated Letter Agreement

This amended and restated letter agreement (this “Letter Agreement”) amends, restates and supersedes in its entirety that certain letter agreement dated April 22, 2013, between P2 Capital Partners, LLC (“P2 Capital”) and UTi Worldwide Inc. (“UTi”) setting forth, among other things, the terms under which Josh Paulson, an executive with P2 Capital (the “Candidate”), would be appointed to the Board of Directors of UTi (the “Board”).

In accordance with our recent discussions, this Letter Agreement sets forth certain understandings among the parties in connection with the purchase by a certain affiliate of P2 Capital of certain convertible preferred shares sold by UTi pursuant to the Share Purchase Agreement dated as of February 26, 2014, between UTi and P2 Capital Master Fund X, L.P. (the “Share Purchase Agreement”, the closing of such purchase, the “Closing”). The effectiveness of this Letter Agreement shall be conditioned upon the Closing, and until the Closing, the existing letter agreement dated April 22, 2013 referenced above shall remain in full force and effect.

Capitalized terms used but not defined herein shall have the meanings given to such terms in Section 4 of this Letter Agreement.

In connection with the foregoing, the parties agree as follows:

1. UTi agrees that:

a. For so long as P2 Capital and its affiliates have continuously since the date hereof collectively beneficially owned at least 5.0% of the then-outstanding ordinary shares, no par value, of UTi (“Ordinary Shares”) on an as-converted, fully-diluted basis, P2 Capital will have the right to designate for nomination for election or reelection to the Board one individual (a “P2 Capital Nominee”), who shall be the managing member of P2 Capital or a partner of P2 Capital or one of its affiliates (it being agreed and acknowledged that the Candidate currently serves on the Board as a P2 Capital Nominee). Subject to the satisfactory completion of a director questionnaire and a standard background check, the Nomination & Corporate Governance (“NCG”) Committee of the Board shall approve such nomination, unless the NCG Committee determines in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to P2 Capital), that the P2 Capital Nominee fails to satisfy the following requirements: (i) the independence requirements of NASDAQ, (ii) the applicable requirements regarding service as a director of the Company under applicable law, the NASDAQ Stock Market Rules or, if the Ordinary Shares are not listed on NASDAQ, any comparable rule or regulation of the primary stock exchange or quotation system on which the Ordinary Shares are listed or quoted, regarding service as a director and (iii) the recommendation of such P2 Capital Nominee is not reasonably expected to violate the fiduciary duties of UTi, the Board or the NCG Committee (the “Nominee Qualification Requirements”), in which case, UTi shall provide P2 Capital with a reasonable opportunity to designate an alternate P2 Capital Nominee.

b. UTi and the Board will, subject to satisfaction of their respective fiduciary duties, cause the P2 Capital Nominee approved by the NCG Committee to be included in management’s slate of nominees for those Shareholders Meetings (as defined below) at which members of the Board are elected and will recommend such person for election to the Board.

c. UTi will enter into the Registration Rights Agreement which will amend and restate the existing registration rights agreement with P2 Capital to register the resale by P2 Capital of Registrable Securities under the Securities Act on the terms described therein.

d. If, prior to the expiration of a P2 Capital Director’s term, the P2 Capital Director is unable to serve as a director on behalf of P2 Capital, resigns as a director of UTi or is removed as a director of UTi (other than as a result of Section 2(a) below), P2 Capital shall have the ability to recommend a substitute person, who shall be the managing member of P2 Capital or a partner of P2 Capital or one of its affiliates, to fill the resulting vacancy. Such recommendation will be subject to the satisfaction of the Nominee Qualification Requirements. In the event such substitute person does not satisfy the Nominee Qualification Requirements, P2 Capital will have the right to recommend additional substitute persons until one substitute person shall be accepted by the NCG Committee and the Board will, subject to satisfaction of its fiduciary duties, appoint such person to the Board no later than five business days after the NCG Committee’s recommendation of that person. So long as any P2 Capital Nominee is eligible to be so designated in accordance with this Letter Agreement, the Company shall not take any action to remove such person as a director without cause without the prior written consent of P2 Capital.

e. Unless otherwise agreed to by the Board, upon the election or appointment of any P2 Capital Nominee to the Board, the Board shall appoint such person to the Compensation Committee and the NCG Committee and, upon request by such person, any newly formed committees of the Board that the Board may establish from time to time after the date hereof unless the NCG Committee determines in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to P2 Capital) that such appointment would not be consistent with its fiduciary duties.

f. The P2 Capital Director shall be entitled to compensation and reimbursement consistent with the compensation and reimbursement received by other members of the Board, which will be paid in a manner consistent with past practice; provided that such compensation shall be paid to P2 Capital or its designee(s).

g. UTi agrees to maintain directors’ insurance for any P2 Capital Director in an amount not less than the amount of coverage provided from time to time for other members of the board of directors. The Company shall indemnify each P2 Capital Director to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law and shall enter into an Indemnification Agreement with such P2 Capital Director to be effective upon the election or appointment of such P2 Capital Director to the Board, in a manner no less favorable to such P2 Capital Director as provided to the Candidate in the Indemnification Agreement with the Candidate, dated as of April 22, 2013, subject to the satisfaction of applicable fiduciary duties.

2. P2 Capital agrees that:

a. If, at any time during the term of a P2 Capital Director, P2 Capital or any of its affiliates effects a transaction or series of transactions that results in P2 Capital and its affiliates collectively beneficially owning less than 5.0% of the then outstanding Ordinary Shares on an as-converted, fully-diluted basis, P2 Capital will no longer have any right to designate any directors of the Board pursuant to this Letter Agreement, and will cause any P2 Capital Director then in office to offer to resign from the Board.

b. So long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an as converted, fully diluted basis, P2 Capital and its affiliates will vote all voting securities that they are entitled to vote at any UTi annual or other meeting of the shareholders (any such meeting, a “Shareholders Meeting”) in favor of the election of each of the Board’s nominees to stand for election at any Shareholders Meeting (the “Board Nominees”) and against any competing nominees and in accordance with the recommendation of the Board on any shareholder proposal, and will not take any action intended to solicit, persuade, encourage or otherwise advise, influence or convince any other shareholder of UTi not to vote in favor of the election of any of the Board Nominees or not to vote in favor of such Board recommendation at any Shareholders Meeting.

c. P2 Capital and its affiliates hereby irrevocably appoint, subject to Section 2(d), the Chairman of the Board of UTi and any individual designated in writing by UTi as P2 Capital’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of P2 Capital to vote, or cause to be voted, all voting securities beneficially owned by P2 Capital and its affiliates, in a manner consistent with Section 2(b) above, except as otherwise required under the Amended and Restated Memorandum of Association of UTi.

d. P2 Capital hereby (i) affirms that the irrevocable proxies referenced in Section 2(c) above are coupled with an interest and may under no circumstances be revoked so long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an as converted, fully diluted basis and (ii) ratifies and confirms all that such irrevocable proxies may lawfully do or cause to be done by virtue hereof.

e. So long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of the outstanding Ordinary Shares on an as-converted, fully-diluted basis, neither P2 Capital nor any of its affiliates will, without the prior approval of the Board, directly or indirectly:

(i) purchase, offer to purchase, or agree to purchase or otherwise acquire beneficial ownership of any Ordinary Shares, or any securities or instruments convertible or exchangeable into Ordinary Shares other than any Ordinary Shares or other securities acquired pursuant to a conversion of the Convertible Preference Shares or as pay-in-kind dividends on the Convertible Preference Shares or other securities of the Company;

(ii) sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value, Ordinary Shares to any person except

(1) in a marketed, customary underwritten public offering of securities registered under the Securities Act which may be effected through a block trade with an underwriter so long as the underwriter represents to UTi that the offering will be fully marketed;

(2) in a transaction pursuant to which the purchaser represents and warrants in writing for the benefit of UTi, in form and substance reasonably satisfactory to UTi, that after giving effect to the purchase, such “person” or “group” (as used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) will not beneficially own more than 4.9% of the outstanding Ordinary Shares on an as-converted, fully-diluted basis,

(3) following any conversion, in a quantity necessary to raise cash equal to the excess of (x) the income taxes arising from any dividends received, deemed received or accrued on the Mandatory Convertible Preference Shares, the conversion of the Mandatory Convertible Preference Shares and any transfer of Ordinary Shares pursuant to this clause (3) over (y) the amount of cash previously received with respect to the Mandatory Convertible Preference Shares or pursuant to this clause (3) (with income taxes determined assuming that any taxable amount taxed as long-term capital gain or as a qualified dividend (as reasonably determined by P2 Capital) is subject to tax at a rate of 25% and any other taxable amount (as reasonably determined by P2 Capital) is subject to tax at a rate of 50%), subject, in the case of offers and sales pursuant to the Registration Rights Agreement, to any restrictions, limitations or black-out periods set forth in the Registration Rights Agreement;

(4) following any conversion of the Convertible Preference Shares pursuant to the terms of the Amended and Restated Memorandum of Association of UTi (the “Memorandum of Association”), if the receipt by P2 and its affiliates of all the Ordinary Shares upon such conversion is prohibited by Section 1.21 of Clause 12 of the Memorandum of Association of UTi, only in such quantity necessary to allow the Company to deliver the remaining Ordinary Shares pursuant to Section 1.21 (i) of Clause 12 of the Memorandum of Association; or

(5) pursuant to a Permitted Transfer (as defined below);

(iii) sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value any Convertible Preference Shares it beneficially owns (it being understood that conversion of one or more shares of Convertible Preference Shares shall not be deemed to constitute any of the foregoing) unless such transfer is

(1) (x) made to an affiliate controlled by P2 Capital and (y) such controlled affiliate agrees in writing for the benefit of UTi, in form and substance reasonably satisfactory to UTi and with a copy thereof to be furnished to UTi, to (A) extend the rights and obligations of P2 Capital under this Letter Agreement to such controlled affiliate, in which case all references to P2 Capital herein will be deemed to refer to P2 Capital and such controlled affiliate except as the context otherwise requires, and (B) transfer the Convertible Preference Shares (or the Ordinary Shares or other securities upon conversion thereof) back to the transferor at or before such time as such controlled affiliate ceases to be an affiliate of P2 Capital;

(2) pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any of its subsidiaries, subject to approval by the Board of such merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control transaction; or

(3) pursuant to the redemption or other acquisition by the Company of its securities, subject to approval by the Board of such redemption or other acquisition (each of the transfers described in the foregoing clauses (1) through (3), a “Permitted Transfer”).

(iv) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of UTi or any of its subsidiaries, including in relation to the election of any person (other than a person approved by the Board or as contemplated by Section 2(b) above) on the Board or removal of any member of the Board, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of UTi by way of any public communication or other communication to holders of securities of UTi intended for such purpose, except, in each case, with respect to any shareholder proposal recommended by the Board;

(v) make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving UTi or any of UTi’s subsidiaries or any of their respective securities or assets;

(vi) effect or seek to effect (including, without limitation, by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Ordinary Shares or Convertible Preference Shares or other securities of UTi) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving UTi or any of its subsidiaries;

(vii) request that UTi amend, waive or otherwise modify this Section 2(e) or disclose a plan or intention inconsistent with any of the terms in this Section 2(e);

(viii) make any public disclosure inconsistent with any of the terms in this Section 2(e) or take any action that could reasonably be expected to require UTi to make any such public disclosure;

(ix) contest the validity of this Letter Agreement or seek release of the obligations contained in this Section 2(e) (whether by legal action or otherwise); or

(x) enter into any discussions, negotiations, arrangements or understandings with or form a group (as defined above) with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (i) through (ix) of this Section 2(e) or otherwise act, alone or in concert with others, to seek to control or influence the Board or the management or policies of UTi, including its subsidiaries; provided, however, that nothing in this Section 2(e) will limit (w) the ability of any P2 Capital Director to vote or otherwise exercise its fiduciary duties as a member of the Board subject to the terms of this Letter Agreement, (x) the ability of P2 Capital to exercise its right to designate a P2 Capital Nominee in accordance herewith or (y) the ability of P2 Capital to participate in Board meetings in a manner consistent with past practice.

f. P2 Capital hereby confirms that it is aware, and that its affiliates and its and their respective representatives (who are not already aware) will be advised, that the United States securities laws generally prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

g. At any time a P2 Capital Director is serving on the Board, and if thereafter, there is not a P2 Capital Director serving on the Board, for 3 months after the last date a P2 Capital Director served on the Board, P2 Capital and its affiliates will be subject to and abide by all of the Company’s policies relating to the trading of securities and subject to Section 2(f) above.

h. P2 Capital will be responsible for any breach of this Section 2 by any of its affiliates.

3. The parties acknowledge and agree that the Convertible Preference Shares shall initially be represented by share certificates in the form attached hereto as Exhibit A, which has been approved by the Board pursuant to the Memorandum of Association and the Articles of Association of the Company.

4. For purposes of this Letter Agreement, the following terms have the meanings specified below:

“affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that any fund or other investment vehicle that is managed or controlled by any person shall be deemed an affiliate of such person; provided, further, that (i) portfolio companies in which any person or any of its affiliates has an investment shall not be deemed an affiliate of such person unless such person has provided, directly or indirectly, such portfolio company with confidential information of UTi received in connection with the Share Purchase Agreement or this Letter Agreement or (ii) the Company, any of its subsidiaries, or any of the Company’s other controlled affiliates, in each case, will not be deemed to be affiliates of P2 for purposes of this Letter Agreement. For purposes of this definition, “control” (including, with correlative meanings, the term “controlled by”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” and “beneficial ownership” have the meanings given to such terms in Rules 13d-3 and 13d-5 under the Exchange Act.

“Convertible Preference Shares” means UTi’s Class A Convertible Preference Shares, Series A, no par value, sold by UTi pursuant to the Share Purchase Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“P2 Capital Director” means any member of the Board designated for nomination by P2 Capital and actually elected or appointed pursuant to this Letter Agreement including the Candidate.

“person” means any natural person, corporation, limited liability company, partnership, limited partnership, trust, joint venture, association, company, governmental entity, unincorporated organization, syndicate or other entity, foreign or domestic.

“Public Equity Holders” means holders of equity securities of UTi, other than P2 Capital and its affiliates and any person included in any group with P2 Capital or any of its affiliates.

“Registrable Securities” has the meaning assigned to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement dated as of the Closing, by and among UTi and the parties thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“voting securities” means any securities of UTi entitled to vote generally in the election of directors of UTi or any direct or indirect rights to acquire any such securities or any securities convertible into or exchangeable for such securities.

5. Each party hereto represents that this Letter Agreement has been duly authorized and approved by all necessary actions.

6. Except as set forth in Section 2(e)(ii) and (iii), this Letter Agreement shall not be assignable by either party hereto without the prior written consent of the other party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Letter Agreement may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The parties hereto agree that money damages may not be a sufficient remedy for any breach of this Letter Agreement and that the parties shall be entitled to injunctive or other equitable relief to remedy or prevent any breach or threatened breach. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except as to matters relating to the corporate governance of UTi, in which event such matters shall be governed by, and construed in accordance with, the laws of the British Virgin Islands.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to UTi an executed counterpart hereof.

Very truly yours, UTI WORLDWIDE INC.,

by
Name: Lance E. D’Amico Title: Senior Vice President and Chief Legal Officer

Accepted and agreed as of the date first above written:

P2 CAPITAL PARTNERS, LLC,

by
Name: Joshua D. Paulson Title: Partner

[FORM OF FACE OF PREFERRED SHARE CERTIFICATE]

EXCEPT WITH RESPECT TO THOSE TRANSFERS PERMITTED BY THE AMENDED AND RESTATED LETTER AGREEMENT BETWEEN P2 CAPITAL PARTNERS, LLC AND THE COMPANY, DATED FEBRUARY 26, 2014, THE SECURITY REPRESENTED HEREBY IS NOT TRANSFERABLE WITHOUT THE COMPANY’S PRIOR WRITTEN CONSENT, AND THE ACQUIRER AGREES NOT TO TRANSFER OR ATTEMPT TO TRANSFER THIS SECURITY WITHOUT SUCH CONSENT, AND FOLLOWING ANY PURPORTED TRANSFER IN VIOLATION OF THIS LEGEND, THE SECURITY REPRESENTED HEREBY SHALL BE DEEMED TO HAVE BEEN CANCELLED AND NEITHER THE TRANSFEROR OR TRANSFEREE SHALL HAVE ANY FURTHER RIGHTS WITH RESPECT TO SUCH SECURITY.

Certificate Number [ ]	[Initial] Number of Convertible Preference Shares: [ ]

CUSIP: [•]	ISIN: [•]

UTI WORLDWIDE, INC.

7.00% Convertible Preference Shares (of no par value)

(Liquidation Preference as specified below)

UTI WORLDWIDE, INC., a BVI business company (the “Company”), hereby certifies that [ ] (the “Holder”), is the registered owner of [ ]][the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Company’s designated 7.00% Convertible Preference Shares, with no par value and a Liquidation Preference initially equal to $1,000 per share (the “Convertible Preference Shares”). The Convertible Preference Shares are transferable on the register of members in respect of the Convertible Preference Shares maintained by the CPS Registrar, in person or by a duly authorised attorney, upon surrender of this certificate together with a duly executed instrument of transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preference Shares represented hereby are and shall in all respects be subject to the provisions of the Amended and Restated Memorandum and Articles of Association of the Company establishing the terms of the 7.00% Convertible Preference Shares of UTi Worldwide, Inc. dated February [•], 2014 as the same may be amended from time to time (the “Memorandum and Articles of Association”). Capitalized terms used herein but not defined shall have the meaning given them in the Memorandum and Articles of Association. The Company will provide a copy of the Memorandum and Articles of Association to the Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the provisions of the Convertible Preference Shares set forth on the reverse hereof and in the Memorandum of Association, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon entry of the name of the Holder in the register of members of the Company, the Holder is bound by the Memorandum and Articles of Association and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by two Directors of the Company this [__] of [ ] [ ].

UTI WORLDWIDE, INC.

By:
Name: Title:

By:
Name: Title:

COUNTERSIGNATURE

These are Convertible Preference Shares referred to in the within-mentioned Memorandum and Articles of Association.

Dated: [ ], [ ] Broadridge Corporate Issuer Solutions, Inc., as CPS Registrar and Transfer Agent

By:
Name: Title:

[FORM OF REVERSE OF CERTIFICATE FOR

CONVERTIBLE PREFERENCE SHARES]

The Convertible Preference Shares shall be convertible in the manner and accordance with the terms set forth in the Memorandum and Articles of Association.

The Company shall furnish without charge to each Holder who so requests a summary of the authority of the Board of Directors to determine variations for future series within a class of shares and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert the Convertible Preference Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [            ] 7.00% Convertible Preference Shares (the “Convertible Preference Shares”), of UTi Worldwide, Inc. (hereinafter called the “Company”), represented by share certificate No(s). [•] (the “Convertible Preference Shares Certificates”), into Ordinary Shares, no par value, of the Company (the “Ordinary Shares”) according to the conditions of the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”), as of the date written below. If Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Convertible Preference Shares Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Memorandum and Articles of Association.

Date of Conversion:

Applicable Conversion Rate:

Number of Convertible Preference Shares to be Converted:

Ordinary Shares to be Issued:*

Signature:

Name:

Address:**

Fax No.:

*	The Company is not required to issue Ordinary Shares until the original Convertible Preference Shares Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or the Conversion and Dividend Disbursing Agent.
**	Address where Ordinary Shares and any other payments or certificates shall be sent by the Company.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Convertible Preference Shares evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the Convertible Preference Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)